THE SOMERSET GROUP, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Operations and Summary of Significant Accounting Policies The Somerset Group, Inc. (The "Company" or "Somerset") is a nondiversified, unitary savings and loan holding company. Its major asset at September 30, 1999 is a 22.0% ownership interest in First Indiana Corporation ("First Indiana"), which owns 100% of First Indiana Bank (the "Bank"). The Company operates First Indiana Investor Services, which markets insurance and investment products primarily to Bank customers.

A division of the Company, Somerset Financial Services, provides tax, accounting, health care consulting, investment and wealth management, and management consulting services. On January 4, 1999, a subsidiary of the Company
 Paradym Technologies, Inc., commenced providing information technology consulting, including corporate Internet, networking, surveillance, and wiring services.

(a)	Basis of Financial Statement Presentation: The accompanying financial statements have been prepared with generally accepted accounting principles for interim financial information and with the instruction to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

(b)	Fees and Commissions: Fees are generated from financial services and information technology consulting provided to clients, and commissions are generated from the sale of insurance and investment products.

(c)		Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash in banks, and money market funds immediately available.

(d)	Short Term Investments: The investments are valued at fair value on the statement date. They are available-for-sale and proceeds are available on three days' notice. Unrealized holding gains and losses are excluded from earnings and are reported net of deferred income taxes as accumulated other comprehensive income, a component of shareholders equity.

(e)	Investment in First Indiana Corporation: First Indiana Corporation is a
non-diversified unitary savings and loan holding company whose primary subsidiary is a federally chartered stock savings bank. It operates retail banking and mortgage and consumer loan offices throughout Indiana and mortgage and consumer loan offices in seven other states. Somerset's investment in First Indiana Corporation is stated at cost, adjusted for its share of undistributed earnings, and includes adjustments under the purchase method of accounting. Caapital chnges of First Indiana Corporation are reflected as a separate component of consolidated retained earnings.

(f)	Office Furniture and Equipment: Office furniture and equipment are stated
at historical cost for financial reporting purposes. Depreciation is determined using the straight-line method based upon the estimated useful lives of the individual assets. Both straight-line and accelerated methods are used for income tax purposes.

(g)		Income Taxes: The Company uses the asset and liability method to account for income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax basis.  The principal temporary difference between the financial statement carrying amounts and the tax basis that result in deferred taxes is the investment in First Indiana, accounted for under the equity method of accounting. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the effective date.

(h)	Earnings Per Share: Basic earnings per share for the three months ended
    September 30, 1999 and 1998 were computed by dividing net income by the weighted average shares of common stock outstanding (2,790,550 and 2,899,633 respectively). Diluted earnings per share for the three months ended September 30, 1999 and 1998 were computed by dividing net income by the weighted average shares of common stock and common stock that would have been outstanding assuming the issuance of all potential dilutive shares outstanding (2,853,503 and 2,959,547 respectively).

   	Basic earnings per share for the nine months ended September 30, 1999 and 1998 were computed by dividing net income by the weighted average shares of common stock outstanding (2,828,441 and 2,901,476 respectively). Diluted earnings per share for the nine months ended September 30, 1999 and 1998 were computed by dividing net income by the weighted average shares of common stock and common stock that would have been outstanding assuming the issuance of all potential dilutive shares outstanding (2,874,351 and 2,968,918 respectively). Dilution of the per share calculations relate to outstanding stock options.

(i)	Treasury Shares: Treasury shares issued are valued at average cost of all treasury shares at the date of issuance. Treasury share transactions for the three months and nine months ended September 30, 1999 were as follows:

                                     	Three Months Ended    	Nine Months Ended
	                                     September 30, 1999    	September 30, 1999
Shares held in treasury, beginning of period   	124,118           	17,371
Number of shares repurchased	                    18,700          	158,263
Number of shares re-issued:
   For exercise of stock options	                (6,564)         	(39,380)
   For merger with McGee, Rice & Wheat, Inc.	   (47,442)         	(47,442)
                                                 ------            ------
Shares held in treasury, September 30, 1999	     88,812           	88,812
                                                 ======            ======

Note 2.  Change in Accounting Principle
During 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), Report On The Costs of Start-Up Activities. SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incured. It further requires that any such costs capitalized in prior periods be charged to expense. SOP 98-5 was effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-5 effective January 1, 1999. Concurrent with the adoption, the Company charged $188,000 to expense ($115,000 after income taxes) that is reported as the cumulative effect of a change in accounting principle in the Condensed Consolidated Financial Statements.

Note 3.  Business Combinations
On September 1, 1999, Somerset completed a merger with McGee, Rice & Wheat, Inc. a certified public accounting firm located in Indianapolis, Indiana. The accounting, tax, and other services offered by McGee, Rice & Wheat, Inc. were combined with the Company's financial services division. This business
combination was accounted for as a purchase.   Accordingly, the results of
McGee, Rice & Wheat, Inc. have been included in the condensed consolidated financial statements since the date of the merger. Somerset issued 47,442 shares of its common stock, valued at $1,020,000, and paid $1,036,000 cash in exchange for all the outstanding shares of McGee, Rice & Wheat, Inc. The transaction was valued at $2,056,000, of which $2,035,000 was considered Goodwill, and is being amortized over 20 years. There were no liabilities assumed, and no cash was acquired in the transaction.

On January 4, 1999, a 100% owned subsidiary of Somerset purchased the assets of two companies and commenced operations as Paradym Technologies, Inc. ("Paradym")
 Paradym provides information technology consulting services, including corporate Internet, network design, installation and support, and video surveillance, and wiring services. The total cost of the assets purchased was $315,000, of which $220,000 was considered Goodwill, which is being amortized
over 15 years.   Amortization of Goodwill related to the business combinations for the nine months ended September 30, 1999 was $16,000.

Note 4.  Cyclical Business Operations
Revenue and income from financial services is cyclical in nature as a result of the timing of income tax planning and preparation services performed by the Company. Because of government imposed filing deadlines, a larger percentage of these services occur during the first four months of each calendar year.
Revenue and income during the first quarter of each year is favorably affected, as compared to the remaining three-quarters of the year.

Revenue, net income and earnings per share for the four quarterly periods ended December 31, 1998 were as follows:

		                                  Year Ended December 31, 1998
			                                       (In Thousands)
                             	1st Qtr.	2nd Qtr.	3rd Qtr. 	4th Qtr.	Annual
	                             Mar. 31 	June 30 	Sept. 30 	Dec. 31   	1998
Revenue and income	            $3,537  	$2,717  	$2,754  	$2,778  	$11,786
Net income                    	$1,012    	$570    	$628    	$655   	$2,865
Basic earnings per share	        $.35    	$.20    	$.22    	$.23     	$.99
Diluted earnings per share	      $.34	    $.19	    $.21    	$.22     	$.97

Note 5.  Investment in First Indiana Corporation
The Company's percentage of ownership of First Indiana Corporation was 22.0% at September 30, 1999 and 21.7% at December 31, 1998. The Company's equity in earnings of First Indiana Corporation shown in the Condensed Consolidated Statements of Income is before income taxes. Federal and state income taxes applicable to the equity earnings are contained as a component of total federal and state income tax expense.

Note 6.  Average Shares Outstanding
Average shares outstanding, computed on the diluted basis as required by Financial Accounting Standards Board Statement 128, included the common share equivalents of outstanding stock options. There were 62,953 and 59,914 equivalent shares included in the average diluted shares outstanding for the three months ended September 30, 1999 and September 30, 1998, respectively, and 45,910 and 67,442 equivalent shares included for the nine months ended September 30, 1999 and September 30, 1998, respectively.

The Company had the following shares of its stock reserved for exercise of stock options.

                         	Date                			Shares
	              September 30, 1999            		218,531
               	December 31, 1998            		109,043

Note 7.  Segment Reporting
Somerset's business units are organized to operate in the financial services industry and as a holding company for its investment in First Indiana. During the first half of 1999, there were four operating and reporting units organized on the basis of the type and source of their revenue and income. Prior to the formation of Paradym Technologies, Inc., which commenced operations in the first quarter of 1999, Somerset had three operating and reporting segments.

The Somerset Group Management Division.
This division manages all investment and treasury functions of the Company, including overseeing its investment in First Indiana. It also sets policy guidelines for the other operating divisions. Revenue and income is derived from the Company's investment in First Indiana and from investment and loan portfolios.

Somerset Financial Services Division
Services provided to the general public by Somerset Financial Services include tax planning and preparation, health care consulting, information technology, investment and wealth management, and management consulting services for entrepreneurs, their businesses, families, and individuals. Revenue and income for services is on a fee basis only; as an hourly fee or a quoted flat fee.
No products are sold and no remuneration is received as an agent for any other business or organization.

First Indiana Investor Services Division
This division markets investment and insurance products primarily within the branch bank system of First Indiana and to a lesser degree to the general public. The primary investment products include variable annuities, mutual funds, and stocks and bonds. The primary insurance products include fixed annuities, life insurance, and property and casualty insurance. Revenue and income received is generated solely from commissions received on products sold, as an agent for insurance companies or through a contractual arrangement with a registered investment broker/dealer.

Paradym Technologies, Inc.
This subsidiary provides information technology consulting services, including corporate Internet, network design, installation and support, video surveillance and wiring services.

There were no inter-segment sales and no foreign operations.

The segment financial information provided below is based on the internal management reporting system used by the Company's management to monitor and manage the financial performance of the Company. The Company evaluates segment performance based on the return on assets and the return on revenue.

                                								     	Three Months      		       Nine Months
                                          Ended September, 30           	Ended September, 30
                                               1999        	1998       	1999	          1998
Assets:
	Somerset Group Management Division	      $39,929,000 	$42,060,000	 $39,929,000	 $42,060,000
	Somerset Financial Services Division	      4,480,000     	880,000   	4,480,000	     880,000
	First Indiana Investor Services Division  	1,494,000   	1,256,000   	1,494,000	   1,256,000
	Paradym Technologies, Inc.	                  607,000	         ---	     607,000	         ---
                                           ----------   ----------   ----------   ----------
		                                        $46,510,000	 $44,196,000	 $46,510,000	 $44,196,000
                                           ==========   ==========   ==========   ==========
Revenue and Income: (A)
	Somerset Group Management Division	       $1,462,000	  $1,171,000	  $3,667,000	  $3,309,000
	Somerset Financial Services Division	      1,437,000	   1,334,000	   5,836,000	   5,012,000
	First Indiana Investor Services Division	    356,000	     249,000	     803,000	     687,000
	Paradym Technologies, Inc.	                  206,000	         ---	     926,000 	        ---
                                            ---------    ---------   ----------    ---------
		                                         $3,461,000	  $2,754,000 	$11,232,000	  $9,008,000
                                            =========    =========   ==========    =========

Net Income (Loss):
	Somerset Group Management Division         	$834,000	    $742,000	  $2,142,000	  $1,958,000
	Somerset Financial Services Division	       (163,000)   	(115,000)    	406,000	     211,000
	First Indiana Investor Services Division	     55,000	       1,000	      79,000	      41,000
	Paradym Technologies, Inc.	                   33,000         	---	     132,000	         ---

Income before cumulative effect of change
	in accounting principle                     	759,000	     628,000   	2,759,000	    2,210,000

Cumulative effect of change in accounting
 principle (B)	                                   ---         	---  	  (115,000)	         ---
                                              -------      -------    ---------     ---------
		                                           $759,000	    $628,000	  $2,644,000	   $2,210,000
                                              =======      =======    =========     =========

Notes:
(A)	All revenue and income is from external sources, except for equity in earnings of First Indiana Corporation, included in Somerset Group Management Division.

(B)	A significant non-recurring, non-cash expense.

Note 8. Significant Non-Consolidated Subsidiary
Summarized income statement information is presented below for First Indiana Corporation. This 22.0% owned subsidiary represent


                     First Indiana Corporation and Subsidiaries
	                             Summarized Income Statements

		                        				        Three Months		         Nine Months
(Dollars in Thousands)	            Ended September, 30	   Ended September 30
	                                    1999      	1998       	1999      	1998
Interest income                   	$37,545   	$34,857	   $107,845	  $102,242
Interest expense	                   19,301	    18,905	     55,527	    54,771
                                    ------     ------      ------     ------
Net interest income                	18,244    	15,952     	52,318    	47,471
Provision for loan losses	           1,950	     2,320	      6,870	     7,460
                                    ------     ------      ------     ------
Net interest income after provision	16,294    	13,632     	45,448    	40,011
Non interest income	                 8,043     	6,291	     20,352    	16,522
Non interest expense	               13,806    	11,749     	39,554    	33,557
                                    ------     ------      ------     ------
Income before income taxes	         10,531     	8,174     	26,246    	22,976
Income tax expense	                  3,909	     3,171      	9,973     	8,938
                                     -----      -----      ------     ------
Net income	                         $6,622    	$5,003	    $16,273	   $14,038
                                    ======      =====      ======     ======


                             	Summarized Balance Sheet


                        	September 30           	December 31
                              	1999                  	1998
Assets		                   $1,878,586	           	$1,795,990
Loans-Net		                $1,614,055           		$1,518,543
Deposits		                 $1,272,985           		$1,227,918
Shareholders' Equity	    	 $  172,898	           	$  165,970


For addition financial information about First Indiana Corporation, please refer to its Form 10-Q filed with the Securities and Exchange Commission ("SEC") File Number 0-14354. Information in the above table was extracted from First Indiana Corporation's Form 10-Q.